Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Consumer Portfolio Services, Inc. and Subsidiaries of our report dated March 15, 2023 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Consumer Portfolio Services, Inc. and Subsidiaries for the year ended December 31, 2022, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Crowe LLP

Dallas, Texas

June 14, 2023